UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. __)*

Gitlab Inc.

(Name of Issuer)

Class A common stock, par value $0.0000025 per share

(Title of Class of Securities)

37637K108

(CUSIP Number)

December 31, 2021

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 37637K108	SCHEDULE 13G	Page 2 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,060,530 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,060,530 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,060,530 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 33.5% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 6,060,530 shares of Common Stock consisting of (i) 556,335 shares of Class A Common Stock and (ii) 5,504,195 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock and (ii) 132,200,000 shares of Class B common stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 5,504,195 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 3 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 6,475,751 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 6,475,751 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,475,751 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 35.0% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 6,475,751 shares of Common Stock consisting of (i) 594,449 shares of Class A Common Stock and (ii) 5,881,302 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 5,881,302 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 4 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 12,536,281 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 12,536,281 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,536,281 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 52.3% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 12,536,281 shares of Common Stock consisting of (i) 1,150,784 shares of Class A Common Stock and (ii) 11,385,497 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 11,385,497 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 5 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners III TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 12,536,281 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 12,536,281 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 12,536,281 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 52.3% (2)(3)(4)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 12,536,281 shares of Common Stock consisting of (i) 1,150,784 shares of Class A Common Stock and (ii) 11,385,497 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 11,385,497 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 6 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 1,382,283 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 1,382,283 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,382,283 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.9% (3)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 1,382,283 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 1,382,283 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock and outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 1,382,283 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 7 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 2,290,287 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 2,290,287 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,290,287 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.4% (3)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 2,290,287 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 2,290,287 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV-B, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 2,290,287 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 8 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,672,570 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,672,570 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,672,570 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 22.6% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 3,672,570 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 3,672,570 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 3,672,570 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 9 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners IV TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 3,672,570 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 3,672,570 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,672,570 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 22.6% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 3,672,570 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 3,672,570 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 3,672,570 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 10 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 292,411 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 292,411 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 292,411 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.3% (3)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 292,411 shares of Common Stock consisting of (i) 129,400 shares of Class A Common Stock and (ii) 163,011 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 163,011 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 11 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 446,776 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 446,776 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 446,776 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5% (3)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 446,776 shares of Common Stock consisting of (i) 195,650 shares of Class A Common Stock and (ii) 251,126 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V-B, L.P.
(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 251,126 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 12 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 739,187 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 739,187 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 739,187 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7% (3)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 739,187 shares of Common Stock consisting of (i) 325,050 shares of Class A Common Stock and (ii) 414,137 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 414,137 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 13 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners V TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 739,187 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 739,187 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 739,187 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 5.7% (3)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 739,187 shares of Common Stock consisting of (i) 325,050 shares of Class A Common Stock and (ii) 414,137 shares of Class B Common Stock held directly by ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 414,137 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 14 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 429,104 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 429,104 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 429,104 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.4% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 429,104 shares of Common Stock consisting of (i) 429,104 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners VI, L.P.
(2)

The percent of class was calculated based on 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021.

CUSIP No. 37637K108	SCHEDULE 13G	Page 15 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI-B, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 535,503 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 535,503 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 535,503 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.3% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 535,503 shares of Common Stock consisting of (i) 535,503 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners VI-B, L.P.
(2)

The percent of class was calculated based on 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021.

CUSIP No. 37637K108	SCHEDULE 13G	Page 16 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI GP, L.P.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 964,607 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 964,607 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 964,607 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7% (2)
12.	TYPE OF REPORTING PERSON PN

(1)

Represents 964,607 shares of Common Stock consisting of (i) 964,607 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P.

(2)

The percent of class was calculated based on 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021.

CUSIP No. 37637K108	SCHEDULE 13G	Page 17 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Strategic Partners VI TT GP, Ltd.
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 964,607 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 964,607 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 964,607 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 7.7% (2)
12.	TYPE OF REPORTING PERSON CO

(1)

Represents 964,607 shares of Common Stock consisting of (i) 964,607 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P.

(2)

The percent of class was calculated based on 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021.

CUSIP No. 37637K108	SCHEDULE 13G	Page 18 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Investment Holdings, LP
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 334,827 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 334,827 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 334,827 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% (2)
12.	TYPE OF REPORTING PERSON PN

(1)	Represents 334,827 shares of Common Stock consisting of (i) 334,827 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Investment Holdings, LP.
(2)

The percent of class was calculated based on 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021.

CUSIP No. 37637K108	SCHEDULE 13G	Page 19 of 31 Pages

1.	NAMES OF REPORTING PERSONS ICONIQ Capital Group, LLC
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 334,827 (1)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 334,827 (1)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 334,827 (1)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 2.7% (2)
12.	TYPE OF REPORTING PERSON OO

(1)

Represents 334,827 shares of Common Stock consisting of (i) 334,827 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock held directly by ICONIQ Investment Holdings, LP. ICONIQ Capital Group, LLC is the general partner of ICONIQ Investment Holdings, LP and may be deemed to beneficially own the shares of stock held directly by ICONIQ Investment Holdings, LP.

(2)

The percent of class was calculated based on 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021.

CUSIP No. 37637K108	SCHEDULE 13G	Page 20 of 31 Pages

1.	NAMES OF REPORTING PERSONS Divesh Makan
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 18,247,472 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 18,247,472 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 18,247,472 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 65.0% (3)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents 18,247,472 shares of Common Stock consisting of (i) 2,775,268 shares of Class A Common Stock and (ii) 15,472,204 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P., ICONIQ Strategic Partners VI-B, L.P. and ICONIQ Investment Holdings, LP. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. ICONIQ Capital Group, LLC is the sole general partner of ICONIQ Investment Holdings, LP, and may be deemed to beneficially own the shares of stock held directly by ICONIQ Investment Holdings, LP. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd., ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd. Divesh Makan is the sole member of ICONIQ Capital Group, LLC.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 15,472,204 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 21 of 31 Pages

1.	NAMES OF REPORTING PERSONS William J.G. Griffith
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 17,912,645 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 17,912,645 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 17,912,645 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 63.8% (3)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents 17,912,645 shares of Common Stock consisting of (i) 2,440,441 shares of Class A Common Stock and (ii) 15,472,204 shares of Class B Common Stock held directly by ICONIQ Strategic Partners III, L.P., ICONIQ Strategic Partners III-B, L.P., ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners III GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners III, L.P. and ICONIQ Strategic Partners III-B, L.P. ICONIQ Strategic Partners III TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners III GP, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan and William J.G. Griffith are the sole equity holders of ICONIQ Strategic Partners III TT GP, Ltd. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd., ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 15,472,204 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 22 of 31 Pages

1.	NAMES OF REPORTING PERSONS Matthew Jacobson
2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3.	SEC USE ONLY
4.	CITIZENSHIP OR PLACE OF ORGANIZATION United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 5,376,364 (1)(2)
	6.	SHARED VOTING POWER 0
	7.	SOLE DISPOSITIVE POWER 5,376,364 (1)(2)
	8.	SHARED DISPOSITIVE POWER 0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,376,364 (1)(2)
10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 32.2% (3)
12.	TYPE OF REPORTING PERSON IN

(1)

Represents 5,376,364 shares of Common Stock consisting of (i) 1,289,657 shares of Class A Common Stock and (ii) 4,086,707 shares of Class B Common Stock held directly by ICONIQ Strategic Partners IV, L.P., ICONIQ Strategic Partners IV-B, L.P., ICONIQ Strategic Partners V, L.P., ICONIQ Strategic Partners V-B, L.P., ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners IV GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners IV, L.P. and ICONIQ Strategic Partners IV-B, L.P. ICONIQ Strategic Partners IV TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners IV GP, L.P. ICONIQ Strategic Partners V GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners V, L.P. and ICONIQ Strategic Partners V-B, L.P. ICONIQ Strategic Partners V TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners V GP, L.P. ICONIQ Strategic Partners VI GP, L.P. is the sole general partner of each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. and may be deemed to beneficially own the shares of stock held directly by each of ICONIQ Strategic Partners VI, L.P. and ICONIQ Strategic Partners VI-B, L.P. ICONIQ Strategic Partners VI TT GP, Ltd. is the sole general partner of ICONIQ Strategic Partners VI GP, L.P. Divesh Makan, William J.G. Griffith and Matthew Jacobson are the sole equity holders of each of ICONIQ Strategic Partners IV TT GP, Ltd., ICONIQ Strategic Partners V TT GP, Ltd. and ICONIQ Strategic Partners VI TT GP, Ltd.

(2)

Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes. Each share of Class B Common Stock is convertible into one share of the Issuer’s Class A common stock at any time and will convert automatically upon certain transfers and upon the earlier of (i) ten years from the date of the IPO, (ii) the death or disability of Sytse Sijbrandij, (iii) the first date following the completion of the IPO on which the number of shares of outstanding Class B Common Stock (including shares of Class B Common Stock subject to outstanding stock options) is less than 5% of the aggregate number of shares of the Issuer’s common stock then outstanding and (iv) the date specified by a vote of the holders of two-thirds of the then outstanding shares of Class B Common Stock.

(3)

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) 5,376,364 shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 23 of 31 Pages

Item 1.		Issuer

	(a)	Name of Issuer:

Gitlab, Inc. (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

Not applicable

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)  ICONIQ Strategic Partners III, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III”).

(ii)  ICONIQ Strategic Partners III-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III-B”, and together with ICONIQ III, the “ICONIQ III Funds”).

(iii)   ICONIQ Strategic Partners IV, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV”).

(iv) ICONIQ Strategic Partners IV-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV-B” and, together with ICONIQ IV, the “ICONIQ IV Funds”).

(v)   ICONIQ Strategic Partners V, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V”).

(vi) ICONIQ Strategic Partners V-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V-B” and, together with ICONIQ V, the “ICONIQ V Funds”).

(vii)  ICONIQ Strategic Partners VI, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI”).

(viii)  ICONIQ Strategic Partners VI-B, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI-B” and, together with ICONIQ VI, the “ICONIQ VI Funds”).

(ix) ICONIQ Investment Holdings, LP (“ICONIQ Investment”), a Delaware limited partnership.

(x)   ICONIQ Strategic Partners III GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ III GP”), the sole general partner of the ICONIQ III Funds.

(xi) ICONIQ Strategic Partners IV GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ IV GP”), the sole general partner of the ICONIQ IV Funds.

(xii)  ICONIQ Strategic Partners V GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ V GP”), the sole general partner of the ICONIQ V Funds.

(xiii)  ICONIQ Strategic Partners VI GP, L.P., a Cayman Islands exempted limited partnership (“ICONIQ VI GP”), the sole general partner of the ICONIQ VI Funds.

(xiv) ICONIQ Capital Group GP, LLC, a Delaware limited liability company (“ICONIQ Investment GP”), the sole general partner of ICONIQ Investment.

(xv)   ICONIQ Strategic Partners III TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ III Parent GP”), the sole general partner of ICONIQ III GP.

(xvi) ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ IV Parent GP”), the sole general partner of ICONIQ IV GP.

(xvii) ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ V Parent GP”), the sole general partner of ICONIQ V GP.

(xviii)ICONIQ Strategic Partners VI TT GP, Ltd., a Cayman Islands exempted company (“ICONIQ VI Parent GP”), the sole general partner of ICONIQ VI GP.

(xix) Divesh Makan, a citizen of the United States (“Makan”), the sole member of ICONIQ Investment GP.

(xx)   William J.G. Griffith, a citizen of the United States (“Griffith”), together with Makan, are the sole equity holders of ICONIQ III Parent GP.

(xxi) Matthew Jacobson, a citizen of the United States (“Jacobson”), together with Makan and Griffith, are the sole equity holders of ICONIQ IV Parent GP, ICONIQ V Parent GP and ICONIQ VI Parent GP.

The address of the principal business office of each of the reporting persons is c/o ICONIQ Capital, 394 Pacific Avenue, 2nd Floor, San Francisco, CA 94111.

CUSIP No. 37637K108	SCHEDULE 13G	Page 24 of 31 Pages

(d)	Title of Class of Securities:

Class A common stock, par value $0.0000025 per share ( “Class A Common Stock”)

(e)	CUSIP Number: 37637K108

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

	(a)	☐	Broker or dealer registered under Section 15 of the Act;

	(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

	(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

	(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

	(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

	(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

	(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution:

If filing as a non-U.S. institution in accordance with §240.13d-1(b)(1)(ii)(J), please specify the type of institution:

Item 4.	Ownership.

	(a) and (b)	Amount beneficially owned:

(i)	ICONIQ III directly owns 6,060,530 shares of Common Stock consisting of (i) 556,335 shares of
Class A Common Stock and (ii) 5,504,195 shares of Class B Common Stock, which represents approximately 33.5% of the outstanding Class A Common Stock as calculated pursuant to Rule
13d-3 of the Securities Exchange Act of 1934.

		(ii)	ICONIQ III-B directly owns 6,475,751 shares of Common Stock consisting of (i) 594,449 shares of Class A Common Stock and (ii) 5,881,302 shares of Class B Common Stock, which represents approximately 35.0% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

		(iii)	ICONIQ III GP may be deemed to beneficially own 12,536,281 shares of Common Stock consisting of (i) 1,150,784 shares of Class A Common Stock and (ii) 11,385,497 shares of Class B Common Stock, owned by the ICONIQ III Funds, which represents approximately 52.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

		(iv)	ICONIQ III Parent GP may be deemed to beneficially own 12,536,281 shares of Common Stock consisting of (i) 1,150,784 shares of Class A Common Stock and (ii) 11,385,497 shares of Class B Common Stock, owned by the ICONIQ III Funds, which represents approximately 52.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(v)

ICONIQ IV directly owns 1,382,283 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 1,382,283 shares of Class B Common Stock, which represents approximately 9.9% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 25 of 31 Pages

(vi)	ICONIQ IV-B directly owns 2,290,287 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 2,290,287 shares of Class B Common Stock, which represents approximately 15.4% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(vii)	ICONIQ IV GP may be deemed to beneficially own 3,672,570 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 3,672,570 shares of Class B Common Stock, owned by the ICONIQ IV Funds, which represents approximately 22.6% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(viii)	ICONIQ IV Parent GP may be deemed to beneficially own 3,672,570 shares of Common Stock consisting of (i) 0 shares of Class A Common Stock and (ii) 3,672,570 shares of Class B Common Stock, owned by the ICONIQ IV Funds, which represents approximately 22.6% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(ix)	ICONIQ V directly owns 292,411 shares of Common Stock consisting of (i) 129,400 shares of Class A Common Stock and (ii) 163,011 shares of Class B Common Stock, which represents approximately 2.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(x)	ICONIQ V-B directly owns 446,776 shares of Common Stock consisting of (i) 195,650 shares of Class A Common Stock and (ii) 251,126 shares of Class B Common Stock, which represents approximately 3.5% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xi)	ICONIQ V GP may be deemed to beneficially own 739,187 shares of Common Stock consisting of (i) 325,050 shares of Class A Common Stock and (ii) 414,137 shares of Class B Common Stock, owned by the ICONIQ V Funds, which represents approximately 5.7% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xii)	ICONIQ V Parent GP may be deemed to beneficially own 739,187 shares of Common Stock consisting of (i) 325,050 shares of Class A Common Stock and (ii) 414,137 shares of Class B Common Stock, owned by the ICONIQ V Funds, which represents approximately 5.7% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xiii)	ICONIQ VI directly owns 429,104 shares of Common Stock consisting of (i) 429,104 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, which represents approximately 3.4% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xiv)	ICONIQ VI-B directly owns 535,503 shares of Common Stock consisting of (i) 535,503 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, which represents approximately 4.3% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xv)	ICONIQ VI GP may be deemed to beneficially own 964,607 shares of Common Stock consisting of (i) 964,607 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, owned by the ICONIQ VI Funds, which represents approximately 7.7% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xvi)	ICONIQ VI Parent GP may be deemed to beneficially own 964,607 shares of Common Stock consisting of (i) 964,607 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, owned by the ICONIQ VI Funds, which represents approximately 7.7% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xvii)	ICONIQ Investment Holdings directly owns 334,827 shares of Common Stock consisting of (i) 334,827 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, which represents approximately 2.7% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xviii)	ICONIQ Investment Holdings GP may be deemed to beneficially own 334,827 shares of Common Stock consisting of (i) 334,827 shares of Class A Common Stock and (ii) 0 shares of Class B Common Stock, owned by ICONIQ Investment Holdings, which represents approximately 2.7% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

CUSIP No. 37637K108	SCHEDULE 13G	Page 26 of 31 Pages

(xiv)	Makan may be deemed to beneficially own 18,247,472 shares of Common Stock consisting of (i) 2,775,268 shares of Class A Common Stock and (ii) 15,472,204 shares of Class B Common Stock, owned by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds, ICONIQ VI Funds and ICONIQ Investment Holdings, which represents approximately 65.0% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xv)	Griffith may be deemed to beneficially own 17,912,645 shares of Common Stock consisting of (i) 2,440,441 shares of Class A Common Stock and (ii) 15,472,204 shares of Class B Common Stock, owned by the ICONIQ III Funds, ICONIQ IV Funds, ICONIQ V Funds and ICONIQ VI Funds, which represents approximately 63.8% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(xvi)

Jacobson may be deemed to beneficially own 5,376,364 shares of Common Stock consisting of (i) 1,289,657 shares of Class A Common Stock and (ii) 4,086,707 shares of Class B Common Stock, owned by the ICONIQ IV Funds, ICONIQ V Funds and ICONIQ VI Funds, which represents approximately 32.2% of the outstanding Class A Common Stock as calculated pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

The percent of class was calculated based on (i) 12,600,000 shares of Class A Common Stock outstanding as of November 29, 2021, as disclosed in the Issuer’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on December 7, 2021, plus (ii) the shares of the Issuer’s Class B Common Stock held by the reporting person as of December 31, 2021, which are treated as converted into Class A Common Stock only for the purpose of computing the reporting person’s beneficial ownership percentage pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(c) Number of shares as to which such person has:

	Number of Class A Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
ICONIQ III	6,060,530	0	6,060,530	0
ICONIQ III-B	6,475,751	0	6,475,751	0
ICONIQ III GP	12,536,281	0	12,536,281	0
ICONIQ III Parent GP	12,536,281	0	12,536,281	0
ICONIQ IV	1,382,283	0	1,382,283	0
ICONIQ IV-B	2,290,287	0	2,290,287	0
ICONIQ IV GP	3,672,570	0	3,672,570	0
ICONIQ IV Parent GP	3,672,570	0	3,672,570	0
ICONIQ V	292,411	0	292,411	0
ICONIQ V-B	446,776	0	446,776	0
ICONIQ V GP	739,187	0	739,187	0
ICONIQ V Parent GP	739,187	0	739,187	0
ICONIQ VI	429,104	0	429,104	0
ICONIQ VI-B	535,503	0	535,503	0
ICONIQ VI GP	964,607	0	964,607	0
ICONIQ VI Parent GP	964,607	0	964,607	0
ICONIQ Investment Holdings, LP	334,827	0	334,827	0
ICONIQ Capital Group GP, LLC	334,827	0	334,827	0
Makan	18,247,472	0	18,247,472	0
Griffith	17,912,645	0	17,912,645	0
Jacobson	5,376,364	0	5,376,364	0

(i)	Sole power to vote or direct the vote

(ii)	Shared power to vote or to direct the vote

(iii)	Sole power to dispose or to direct the disposition of

(iv)	Shared power to dispose or to direct the disposition of

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

CUSIP No. 37637K108	SCHEDULE 13G	Page 27 of 31 Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person. Not applicable.

Item 8.	Identification and Classification of Members of the Group. The Reporting Persons expressly disclaim membership in a “group” as used in Rule 13d-5(b)(1)..

Item 9.	Notice of Dissolution of Group. Not applicable.

Item 10.	Certification. Not applicable.

CUSIP No. 37637K108	SCHEDULE 13G	Page 28 of 31 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

ICONIQ Strategic Partners III, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands Exempted limited partner, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd, a
Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III-B, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 37637K108	SCHEDULE 13G	Page 29 of 31 Pages

ICONIQ Strategic Partners IV, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV-B, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V, L.P., a Cayman
Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited partnership,its General Partner

By:	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V-B, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited partnership, its General Partner

CUSIP No. 37637K108	SCHEDULE 13G	Page 30 of 31 Pages

By:	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III GP, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners III TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV GP, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners IV TT GP, Ltd., a Cayman Islands exempted company, its
General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners IV TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

CUSIP No. 37637K108	SCHEDULE 13G	Page 31 of 31 Pages

ICONIQ Strategic Partners V GP, L.P., a
Cayman Islands exempted limited partnership

By:	ICONIQ Strategic Partners V TT GP, Ltd., a Cayman Islands exempted company, its General Partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Strategic Partners V TT GP, Ltd., a
Cayman Islands exempted company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Investment Holdings, LP, a Delaware limited partnership

By:	ICONIQ Capital Group GP, LLC, a Delaware limited liability company, its general partner

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

ICONIQ Capital Group GP, LLC, a
Delaware limited liability company

By:	Kevin Foster
Title: Authorized Person

/s/ Kevin Foster
Signature of Reporting Person

Divesh Makan

/s/ Divesh Makan
Signature of Reporting Person

William J.G. Griffith

/s/ William J.G. Griffith
Signature of Reporting Person

Matthew Jacobson

/s/ Matthew Jacobson
Signature of Reporting Person